UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 21, 2008

(Date of Earliest Event Reported)

Clarient, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22677	75-2649072
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

31 Columbia, Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

(949) 425-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On May 21, 2008, Clarient, Inc. (the “Company”) entered into a separation agreement with James V. Agnello, our Senior Vice President and Chief Financial Officer (the “Separation Agreement”).  The terms of the Separation Agreement are summarized below under Items 1.02 and 5.02 and incorporated by reference.

Item 1.02               Termination of a Material Definitive Agreement.

Under the terms of the Separation Agreement, Mr. Agnello’s employment with the Company will terminate effective July 1, 2008. The Separation Agreement supersedes Mr. Agnello’s employment agreement with the Company dated May 24, 2006. The terms of the Separation Agreement are summarized below under Item 5.02.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of James V. Agnello as Senior Vice President and Chief Financial Officer

Under the terms of the Separation Agreement, Mr. Agnello has agreed to resign as Senior Vice President and Chief Financial Officer of the Company on the earlier to occur of July 1, 2008 and the date that a successor Chief Financial Officer is named, and his employment with the Company will terminate effective July 1, 2008.

Separation Agreement between James V. Agnello and the Company

Under the Separation Agreement, the Company has agreed to continue to pay Mr. Agnello his base salary for a period of 12 months following his termination of employment, except that all base salary that would have been paid after March 15, 2009 will instead be paid prior to March 15, 2009. In addition, the Company will pay to Mr. Agnello a pro-rata portion of the bonus to which he would have become entitled under the Company’s 2008 Managers Incentive Program (the “MIP”). For purposes of determining whether Mr. Agnello’s “corporate” objectives under the MIP have been satisfied (which objectives represent 10% of Mr. Agnello’s potential payout under the MIP), the Compensation Committee of the Board of Directors of the Company will consider only the following factors: improvements to capital structure, successful implementation of billing system conversion, and reduction in DSO (days sales outstanding). The Separation Agreement also provides for acceleration of the vesting of 87,500 stock options issued to Mr. Agnello in June 2006 and that Mr. Agnello will be entitled to exercise any options which have become exercisable on or before the termination date of his employment through the stated 10-year term of each such option.  In addition, the vesting of all stock options held by Mr. Agnello will accelerate if (i) a change of control occurs prior to December 31, 2008 or (ii) the Company enters into a definitive agreement with respect to a change of control on or prior to December 31, 2008 and a change of control is consummated on or prior to June 30, 2008. In addition, Mr. Agnello will be entitled to continued coverage under the Company’s medical and health plans in accordance with COBRA rules and regulations, provided that coverage will end if he obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits. These severance benefits supersede the severance benefits from Mr. Agnello’s employment agreement with the Company, and are contingent upon the non-revocation of a general release and Mr. Agnello’s continued compliance with certain non-solicitation covenants.

The above summary of the terms of the Separation Agreement with James V. Agnello is qualified in its entirety by reference to the Separation Agreement itself, which is attached as Exhibit 99.2 to this Current Report on Form 8-K.

A copy of the Company’s press release announcing Mr. Agnello’s resignation as Senior Vice President and Chief Financial Officer and termination effective July 1, 2008 is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1                            Press release, dated May 21, 2008, issued by Clarient, Inc.

Exhibit 99.2                            Separation Agreement, dated as of May 21, 2008, by and among Clarient, Inc. and James V. Agnello.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: May 21, 2008	By:	/s/ Ronald A. Andrews
	Name:	Ronald A. Andrews
	Title:	Chief Executive Officer and Vice Chairman